QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10-x

Oral Agreement Regarding Health Insurance Coverage

        Oral Agreement, effective as of November 16, 2001, between ADC Telecommunications, Inc. ("ADC") and Peter W. Hemp ("Hemp").

        In connection with Hemp's retirement from ADC on November 16, 2001, ADC agreed to pay the employer portion of Hemp's COBRA medical and dental insurance coverage for one calendar month following his termination of employment, through December 31, 2001. ADC's total costs for such coverage total $490.75, as follows:

COBRA Medical
Employer Cost	$449.90
Employee Cost	$109.72

Total Cost	$559.62
COBRA Dental
Employer Cost	$40.85
Employee Cost	$20.32

Total	$61.17

        In order to receive payment from ADC, Hemp is required to submit his enrollment documents to ADC's third-party vendor in accordance with COBRA regulations.

QuickLinks

  Exhibit 10-x
Oral Agreement Regarding Health Insurance Coverage